Exhibit 10.3

RESTRICTED STOCK UNITS

FOR
NON-EMPLOYEE DIRECTORS
ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

TERMS AND CONDITIONS

     The following terms and conditions apply to the Restricted Stock Units (the “RSUs”) granted by Ryder System, Inc. (the “Company”) to the Company’s Non-Employee Directors, under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Restricted Stock Units Award Notification Letter (the “Notification Letter”), to which these terms and conditions are appended. Certain terms of the RSUs, including the number of RSUs granted and the vesting date(s), are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Compensation Committee of the Board (the “Committee”) as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification Letter.

1.	General. Each RSU represents the right to receive one Share on a future date on the terms and conditions set forth herein and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in these terms and conditions, the terms and conditions of the Plan shall govern.

2.	Number of RSUs. Each Director who is serving as such immediately following an annual meeting of shareholders of the Company (an “Annual Meeting”), starting with the 2005 Annual Meeting, shall receive an award of RSUs immediately following each such annual meeting for a number of Shares equal to (i) $80,000 divided by (ii) the average of the highest and lowest sales price of one Share on the day of such Annual Meeting as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange.

3.	Timing of Delivery of Shares. Actual delivery of the Shares relating to RSUs will occur upon, or as soon as practicable following, cessation of the Non-Employee Director’s service on the Board. If such cessation occurs prior to the Non-Employee Director completing one year of service on the Board, the Non-Employee Director’s right to the Shares will be forfeited, except if such cessation is on account of disability (as determined by the Board) or on account of death, in which case all of the Shares will be delivered to the Non-Employee Director (or his or her Beneficiary in the event of death). Notwithstanding the foregoing, should a Change in Control occur at a time when the Non-Employee Director is a member of the Board and as a result of such Change in Control all employee stock awards outstanding under the Plan become fully vested, the RSUs will become fully vested and to the extent such Change in Control constitutes a change in control within the meaning of Section 409A of the Internal Revenue Code, all of the Shares subject to RSUs then outstanding will be delivered to the Non-Employee Director immediately prior to such Change in Control.

4.	Form of Delivery of Shares. With respect to each award of RSUs, a Non-Employee Director may elect, at the time the award is made, to receive delivery of the Shares in either one lump sum, or in annual installments over a period not less than 2 years or greater than 10 years, provided that a Non-Employee Director who fails to make an election with respect to any award at the time the award is made, shall be deemed to have elected to receive delivery of the Shares subject to such award in a lump sum. Notwithstanding the foregoing, Shares deliverable by reason of a Change in Control shall be delivered in a lump sum.

5.	Rights as a Shareholder; Dividends. A holder of RSUs will not have the rights of a shareholder of the Company with respect to Shares subject to the RSUs until such Shares are actually delivered. However, with respect to all RSUs held by the Non-Employee Director, once per year the Company will credit the Non-Employee Director with dividend equivalents in respect of dividends declared on Shares during the prior year, in the form of additional RSUs based on the fair market value of the Shares on the dividend payment date, and such additional RSUs will be subject to the same terms and conditions as applicable to the RSUs on which they were credited.

6.	Definitions.

(a)	“Change in Control” occurs when:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any Director benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of August 18, 1995, constituted the Board of Directors of the Company (the “Board” generally and as of August 18, 1995 the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any Director benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)	there is a sale of all or substantially all of the assets of the Company.